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EXHIBIT 23

Independent Auditors' Consent

The Board of Directors
Union Carbide Corporation:

    We consent to the incorporation by reference of our report dated January 22, 2001, except as to Note 17, which is as of February 6, 2001, with respect to the consolidated balance sheets of Union Carbide Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, in the Form 8-K/A of The Dow Chemical Company dated April 4, 2001.

/s/ KPMG LLP KPMG LLP Stamford, Connecticutt April 4, 2001

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Independent Auditors' Consent